SCHEDULE 14C INFORMATION STATEMENT
               INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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                               SALMON EXPRESS INC.

                (Name of Registrant as Specified in its Charter)

                        Commission File Number 333-111996

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                                  June 24, 2005

This Information Statement Supplement (this "Supplement") is being furnished on or about June 24, 2005 by Salmon Express Inc., a Nevada corporation (the "Company"), to the stockholders of record of the Company as of the close of business on January 31, 2005. This Supplement should be read in conjunction with the Definitive Information Statement of the Company dated and mailed to the aforementioned stockholders of record on May 13, 2005 (the "Information Statement").

As further described in the Information Statement, MicroMed Technology, Inc. ("MicroMed") and the Company have entered into an Agreement and Plan of Merger whereby MicroMed will become a wholly-owned subsidiary of the Company. It has recently come to the attention of the Company that certain information in the Information Statement regarding MicroMed requires clarification or modification.

On page 33 of the Information Statement, in the subsection titled "Product - The DeBakey VAD System - Comprehensive Next-Generation VAD Technology Overview" of the section of the Information Statement titled "Anticipated Operations Following the Merger," the DeBakey VAD is described to be, among other things, "light weight (less than 4 ounces versus over 2 pounds for currently marketed pulsatile VADs)." The reference in this description to "currently marketed pulsatile VADs" should be modified to refer to "currently marketed, fully implantable pulsatile VADs," as such a comparison is more precise. This modification would apply as well at the top of page 34, where the beneficial aspects of the miniaturization and light weight of the DeBakey VAD are discussed.

On page 37 of the Information Statement, in the subsection titled "Results of European Clinical Trial," a sentence is included in the third paragraph that, "all patients with artificial surface devices in their circulatory system, whether valves or VADs, need anticoagulation." Please note that the extent of anticoagulation therapy necessary in connection with a given device could vary from the use of dipyridamole and aspirin to a more extensive regimen, and this sentence is clarified to this extent. In the next sentence, the characterization of the HeartMate as a volume displacement pump requiring "mechanical valves" should be modified to provide that such valves are "porcine tissue valves." The rest of the sentence should remain unaltered.

On page 41 of the Information Statement, in paragraph two of the subsection titled "Intellectual Property," Nimbus should be referenced as a predecessor entity to an entity that entered into a merger with Thoratec Corporation, rather than as a division of Thoratec Corporation. In addition, in the same subsection, it should be clarified that the sublicense agreement that required Nimbus to pay certain royalties based on net sales to NASA and to MicroMed in the event any NASA patent claims granted under the sublicense agreement were used in its products expired in December 2002.

Finally, on page 44 of the Information Statement, in the subsection titled "Legal Proceedings," the penultimate sentence that provides that, "Thoratec agreed to cease providing its products at no charge and MicroMed has determined not to continue to pursue the suit" should be clarified to reflect the fact that Thoratec submitted a Memorandum of Law on October 4, 2004 to the court in this matter in which they stated that the requested injunction was unnecessary, "because Thoratec is no longer giving away its Heartmate II continuous-flow VADs, having completed the fifteen-device `pilot study' phase of its clinical trial, and therefore there is no conduct to enjoin." The Information Statement should be further clarified in this regard to reflect the fact that while the court docket still reflects the suit as active, MicroMed plans to imminently file a motion to dismiss the action without prejudice, which counsel to Thoratec has indicated is acceptable.


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The Information Statement is hereby amended to the extent set forth in this
Supplement.

                                              SALMON EXPRESS INC.


                                              /s/ Pete Smith
                                              ----------------------------------
                                              Pete Smith
                                              President


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